Canuswa Accounting & Tax Services Inc.

1050 Larrabee Ave., Ste 104, 314
Bellingham, WA 98225
415-329-5779
info@canuswa.com

February 06, 2013

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington DC 20549

Dear Sirs/Madams:

The undersigned Canuswa Accounting & Tax Services Inc. previously engaged as independent accountants to audit the consolidated financial statements of PUGET TECHNOLOGIES, INC. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read PUGET TECHNOLOGIES, INC.'s statements included under Item 4.01 of its Form 8-K dated February 05, 2013, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

John Zhang, CPA
Canuswa Accounting & Tax Services Inc.